Exhibit 4.21

INHALE THERAPEUTIC SYSTEMS, INC.

AND

AFAC EQUITY, L.P.

COMMON STOCK PURCHASE AGREEMENT

June 7, 2002

INHALE THERAPEUTIC SYSTEMS, INC.

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of June 7, 2002, by and between Inhale Therapeutic Systems, Inc., a Delaware corporation with its principal office at 150 Industrial Road, San Carlos, California 94070 (the “Company”), and AFAC Equity L.P. a Delaware limited partnership with its offices c/o McKinsey & Company, Inc. United States at 55 East 52nd Street, 27th Floor, New York, New York 10022 (“AFAC” or, the “Purchaser”).

RECITALS

WHEREAS, the Company and McKinsey & Company, Inc. United States, an affiliate of AFAC (“McKinsey”) have entered into that certain Confidentiality Agreement dated April 9, 2002 and that certain letter agreement dated May 23, 2002 with respect to the performance of certain consulting services by McKinsey (collectively, the “Related Agreements”); and

WHEREAS, in connection with the Related Agreements, the Company desires to issue to AFAC and AFAC desires to acquire from the Company shares of common stock of the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.             PURCHASE OF COMMON STOCK.

1.1.         Agreement to Sell and Purchase.  At the Closing (as hereinafter defined), the Company will sell to AFAC and AFAC will purchase from the Company Thirty-Two Thousand Two Hundred Eighty-Eight (32,288) shares of the common stock of the Company (the “Common Stock”) in exchange for services rendered by McKinsey.

1.2.         Closing; Closing Date.  The completion of the sale and purchase of the Common Stock (the “Closing”) shall be held at 9:00 a.m. (Pacific Time) on the date hereof (the “Closing Date”), at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California, or at such other time and place as the Company and the Purchasers may agree.

1.3.         Delivery.  At the Closing, subject to the terms and conditions hereof, the Company will deliver to AFAC a stock certificate dated as of the Closing Date.

2.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as otherwise specifically disclosed to the Purchasers in writing on the date hereof, the Company hereby represents and warrants to the Purchasers as follows:

2.1.         Authorization.  All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement and the Registration Rights Agreement by and between the Company and AFAC dated as of the date hereof in the form set forth as Exhibit A (the “Registration Rights Agreement”) has been taken.  The Company has the requisite corporate power to enter into this Agreement and the Registration Rights Agreement and carry out and perform its obligations under the terms of this Agreement and the Registration Rights Agreement.  At the Closing, the Company will have the requisite corporate power to issue and sell the Common Stock.  This Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Company and, upon due execution and delivery by the Purchasers, this Agreement and the Registration Rights Agreement will be valid and binding agreements of the Company, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

2.2.         Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

2.3.         Valid Issuance of Common Stock.  The Common Stock, when issued, sold and delivered in accordance with the terms hereof will be duly and validly authorized and issued, fully paid and nonassessable.

2.4.         Offering.  Assuming the accuracy of the representations of the Purchasers in Section 3.3 of this Agreement on the date hereof and on the Closing Date, the offer, issue and sale of the Common Stock are and will be exempt from the registration and prospectus delivery requirement of the Securities Act and have been or will be registered or qualified (or are or will be exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

3.             REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

                Purchaser hereby represents and warrants to the Company as follows:

3.1.         Legal Power.  Purchaser has the requisite corporate power and authority to enter into this Agreement and the Registration Rights Agreement, to carry out and perform its obligations under the terms of this Agreement and the Registration Rights Agreement.  All action on Purchaser’s part required for the lawful execution and delivery of this Agreement and the Registration Rights Agreement have been or will be effectively taken prior to the Closing.

3.2.         Due Execution.  This Agreement and the Registration Rights Agreement have been duly authorized, executed and delivered by the Purchaser, and, upon due execution and delivery by the Company, this Agreement and Registration Rights Agreement will be valid and binding agreements of Purchaser, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.

3.3.         Investment Representations.  In connection with the sale and issuance of the Common Stock, Purchaser makes the following representations to the Company:

                (a)           Investment for Own Account.  Purchaser is acquiring the Common Stock for its own account, not as nominee or agent, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

                (b)           Transfer Restrictions; Legends.  Purchaser understands that (i) the Common Stock has not been registered under the Securities Act; (ii) the Common Stock is being offered and sold pursuant to an exemption from registration and that the Common Stock must be held by Purchaser indefinitely, and that Purchaser must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (iii) each certificate representing the Common Stock will be endorsed with the following legends:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

and (iv) the Company will instruct any transfer agent not to register the transfer of the Common Stock (or any portion thereof) unless the conditions specified in the foregoing legend are satisfied, until such time as a transfer is made, pursuant to the terms of this Agreement, and in compliance with Rule 144 under the Securities Act or pursuant to a registration statement or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement, or other satisfactory assurances of such nature are given to the Company.  Unless otherwise required by applicable securities laws, the Company shall be obligated, at the request of Purchaser, to cause the transfer agent to reissue unlegended certificates with respect to the Common Stock if (A) Purchaser shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that the Common Stock with respect to which unlegended certificates are to be issued may lawfully be disposed of without registration, qualification or legend; or (B) the Common Stock can be sold without restriction as to the number of securities sold under Rule 144(k).  Further, the Company will instruct the transfer agent to remove the legend on Common Stock (A) upon the sale of such Common Stock pursuant to an effective registration statement, provided the transfer agent and Company have received evidence or assurances of such sale in a form satisfactory to the transfer agent and the Company or (ii) upon the sale of such Common Stock pursuant to Rule 144 under the Securities Act, provided the transfer agent and the Company have received evidence or assurances from Purchaser of compliance with Rule 144 in a form satisfactory to the transfer agent and the Company.

                (c)           Financial Sophistication.  Purchaser has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in connection with the transactions contemplated in this Agreement.

                (d)           Accredited Investor Status.  Purchaser is an “accredited investor” as such term is defined in Rule 501(a) of the rules and regulations promulgated under the Securities Act.

3.4.         No Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by Purchaser.

4.             CONDITIONS TO CLOSING.

4.1.         Conditions to Obligations of Purchasers at Closing. AFAC’s obligation to purchase the Common Stock at the Closing is subject to the fulfillment to the Purchaser’s satisfaction, on or prior to the Closing, of all of the following conditions, any of which may be waived by Purchaser:

                (a)           Representations and Warranties True; Performance of Obligations.  The representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date and the Company shall have performed and complied with all obligations and conditions herein required to be performed or complied with by it on or prior to the Closing.

                (b)           Registration Rights Agreement.  The Company shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit A.

(c)           Qualifications, Legal Investment.  All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Common Stock shall have been duly obtained and shall be effective on and as of the Closing.  No stop order or other order enjoining the sale of the Common Stock shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC, or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction.  At the time of the Closing, the sale and issuance of the Common Stock shall be legally permitted by all laws and regulations to which Purchaser and the Company are subject.

4.2.         Conditions to Obligations of the Company.  The Company’s obligation to issue and sell the Common Stock at the Closing is subject to the fulfillment to the Company’s satisfaction, on or prior to the Closing of the following conditions, any of which may be waived by the Company:

                (a)           Representations and Warranties True.  The representations and warranties made by Purchaser in Section 3 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

                (b)           Performance of Obligations.  Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by them on or before the Closing.

                (c)           Registration Rights Agreement.  Purchaser shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit A.

(d)           Qualifications, Legal Investment.  All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Common Stock shall have been duly obtained and shall be effective on and as of the Closing.  No stop order or other order enjoining the sale of the Common Stock shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC, or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction.  At the time of the Closing, the sale and issuance of the Common Stock shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

5.             MISCELLANEOUS.

5.1.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the choice of law provisions thereof, and the federal laws of the United States.

5.2.         Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

5.3.         Entire Agreement.  This Agreement, the Registration Rights Agreement, the Related Agreements and the exhibits hereto and thereto, and the other documents delivered pursuant hereto, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.4.         Severability.  In the event any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.5.         Amendment and Waiver.  Except as otherwise provided herein, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of the Company and Purchaser.  Any amendment or waiver effected in accordance with this Section shall be binding upon any holder of any securities purchased under this Agreement, each future holder of all such securities, and the Company.

5.6.         Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, nationally recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address first indicated for such party above, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

5.7.         Fees and Expenses.  The Company and Purchaser shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.  Each party hereby agrees to indemnify and to hold harmless of and from any liability the other party for any commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which such indemnifying party or any of its employees or representatives are responsible.

5.8.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

In Witness Whereof, the foregoing Common Stock Purchase Agreement is hereby executed as of the date first above written.

THE COMPANY:

INHALE THERAPEUTIC SYSTEMS, INC.

By:	/s/ AJIT S. GILL
Name: Ajit S. Gill
Title: Chief Executive Officer and President

Address:	150 Industrial Road
San Carlos, CA 94070

THE PURCHASER:

AFAC EQUITY, L.P.

By:	/s/ BRIAN M. FEUER

Name:	Brian M. Feuer

Title:	Attorney-in-Fact

Address:	c/o McKinsey & Company
55 East 52nd Street, 27th Floor
New York, NY 10022

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT is made as of the 7TH day of June, 2002, by and between Inhale Therapeutic Systems, Inc., a Delaware corporation (the “Company”) and AFAC Equity, L.P., a Delaware limited partnership (the “Investor”).

RECITALS

WHEREAS, the Company and McKinsey & Company, Inc. United States, an affiliate of the Investor (“McKinsey”) are parties to a certain confidentiality agreement effective as of April 9, 2002 and a letter agreement dated May 23, 2002 (collectively, the “Consulting Agreement”); and

WHEREAS, the Company and Investor are parties to that certain Common Stock Purchase Agreement dated as of the date hereof the “Purchase Agreement”) pursuant to which the Company shall issue Thirty-Two Thousand Two Hundred Eighty-Eight (32,288) shares of Company common stock (the “Shares”) to the Investor in partial consideration of services provided by McKinsey to the Company; and

WHEREAS, the Purchase Agreement provides that the Company and the Investor will enter into a registration rights agreement in form and substance reasonably satisfactory to both parties;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

                1.             Registration Rights.

                                1.1 Definitions.  For purposes of this Section 1:

(a)   The term “Act” means the Securities Act of 1933, as amended.

(b)   The term “Holder” means any person owning Registrable Securities or any assignee thereof in accordance with Section 1.9 hereof.

(c)   The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(d)   The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(e)   The term “Registrable Securities” means (i) the Shares and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Shares.  Notwithstanding the foregoing, Registrable Securities shall not include (i) any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 1 of this Agreement are not assigned; (ii) any securities for which the rights of a Holder have terminated pursuant to Section 1.10 herein.

(f)    The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(g)   The term “SEC” shall mean the Securities and Exchange Commission.

                                1.2 Company Registration.

(a)   If (but without any obligation to do so) the Company proposes (i) to register for its own account any of its common stock under the Act in connection with an underwritten public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration relating to a corporate reorganization, merger or other transaction under Rule 145 of the Act) (a “Company Offering”); or (ii) to register the offering of its common stock by stockholders of the Company other than the Holders (“Other Selling Stockholders”) other than in connection with a Company Offering or a registration relating solely to the sale of securities to participants in a Company stock plan or a registration relating to a corporate reorganization, merger or other transaction under Rule 145 of the Act (a “Secondary Offering”), the Company shall, at such time, promptly give each Holder written notice of such Company Offering or Secondary Offering, as applicable.  Upon the written request of each Holder given within fifteen (15) days after mailing of such notice by the Company in accordance with Section 2.5, the Company shall, subject to the provisions of Section 1.2(b) and other restrictions set forth herein, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.  Notwithstanding the foregoing, the Company shall have no obligation to notify the Holders, cause to be registered any Registrable Securities, or undertake any other obligation in connection with this Agreement in connection with (i) any proposed Company Offering in which the proposed maximum offering price to the public exceeds [80% of Purchase Price] (as adjusted for stock splits, combinations, dividends and the like occurring after the date hereof); or (ii) any Secondary Offering made pursuant to that certain Preferred Stock Purchase Agreement dated January 7, 2002 by and between the Company and Enzon, Inc.

(b)   Underwriting Requirements.  In connection with any offering in which the Holder would otherwise be permitted to include Registrable Securities pursuant to this Section 1.2 involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders according to the total amount of securities entitled to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders), but in no event shall the amount of securities of the selling Holders included in the offering be reduced below fifteen percent (15%) of the total amount of securities included in such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

                                1.3 Obligations of the Company.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)   prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until, with respect to a Company Offering, the distribution of securities by the Company contemplated in the registration statement is completed, or, with respect to a Secondary Offering, the earlier of (i) the completion of the distribution contemplated in the registration statement by the Other Selling Stockholders; (ii) the termination of all Other Selling Stockholders’ rights to require registration pursuant to such registration statement or (iii) the date 120 days following the initial effective date of such registrations statement.  Notwithstanding any other provision of this Agreement, the Holders understand and acknowledge that there may be periods during which the Company may determine, in good faith, based on the advice of counsel, that it is in the best interest of the Company and its stockholders to defer disclosure of non-public information until such information has reached a more advanced stage and that during such periods sales of Registrable Securities and the effectiveness of any registration statement covering Registrable Securities, may be suspended or delayed.  The Holders agree that upon receipt of any notice from the Company of the development of any material non-public information, each Holder will forthwith discontinue its disposition of Registrable Securities pursuant to any such registration statement until such Holder’s receipt of copies of an appropriately supplemented or amended prospectus and, if so directed by the Company, each Holder will use reasonable commercial efforts to deliver to the Company all copies, of the prospectus relating to such Registerable Shares current at the time of receipt of such notice;

(b)   prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)   furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)   use reasonable commercial efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)   notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(f)    cause all such Registrable Securities registered pursuant to this Section 1 to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(g)   provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Section 1 and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(h)   use reasonable commercial efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

                                1.4 Information from Holder.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

                                1.5 Expenses of Registration.  All expenses other than underwriting discounts, commissions and fees and disbursements of counsel for the Selling Holders incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company.

                                1.6 Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                                1.7 Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)   To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors and stockholders of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b)   To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection l.7(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection l.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection l.7(b) exceed the gross proceeds from the offering received by such Holder.

(c)   Promptly after receipt by an indemnified party under this Section 1.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.7.

(d)   If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)   The obligations of the Company and Holders under this Section 1.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

                                1.8 Rule 144 Reporting.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

(a)   file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(b)   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

                                1.9 Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder only to an affiliate of the Investor or McKinsey (an “Affiliate”), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Affiliate and the securities with respect to which such registration rights are being assigned; (b) such Affiliate agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.10 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

                                1.10 Termination of Registration Rights.  The Company’s obligations under this Section 1 to effect the registration of any Registrable Securities shall terminate as to any Holder at such time as all the Registrable Securities held by such Holder are eligible for sale under Rule 144.

                2.             Miscellaneous.

                                2.1 Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                                2.2 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with the internal laws of the State of California, without reference to conflicts of law provisions thereof.

                                2.3 Counterparts.  This Agreement may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                2.4 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                                2.5 Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission, nationally recognized overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

                                2.6 Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                                2.7 Entire Agreement: Amendments and Waivers.  This Agreement, the Purchase Agreement, the Consulting Agreement and the agreements referenced therein constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  Any term of this Agreement may be amended and the observance of any terms of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least two–thirds of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities each future holder of all such Registrable Securities, and the Company.

                                2.8 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                                2.9 Aggregation of Stock.  All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE COMPANY:

INHALE THERAPEUTIC SYSTEMS, INC.

By:	/s/ AJIT S. GILL
Name: Ajit S. Gill
Title: Chief Executive Officer and President

Address:	150 Industrial Road
San Carlos, CA 94070

THE INVESTOR:

AFAC EQUITY, L.P.

By:	/s/ BRIAN M. FEUER

Name:	Brian M. Feuer

Title:	Attorney-in-Fact

Address:	c/o McKinsey & Company
55 East 52nd Street, 27th Floor
New York, New York 10022